Exhibit 10.2
AETNA INC.
2000 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT TERMS OF AWARD
Pursuant to its 2000 Stock Incentive Plan (the “Plan”), Aetna Inc. (the “Company”) hereby grants Restricted Stock Units on the terms and conditions hereinafter set forth. The number of Restricted Stock Units awarded and vesting information is included in the website of the designated broker, currently UBS Financial Services, Inc. and in the Notice of Restricted Stock Unit Acknowledgement and Acceptance Form, if applicable. All capitalized terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.
ARTICLE I
DEFINITIONS
(a)	“Affiliate” means an entity at least a majority of the total voting power of the then-outstanding voting securities of which is held, directly or indirectly, by the Company and/or one or more other Affiliates.

(b)	“Board” means the Board of Directors of Aetna Inc.

(c)	“Change in Control” means the happening of any of the following:
(i)	When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii)	When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (ii); or

(iii)	The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Grantee, if Grantee is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the effective date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a person engaged in business as an underwriter of securities shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.
(d)	“Committee” means the Board’s Committee on Compensation and Organization or any successor thereto.

(e)	“Common Stock” means the Company’s Common Shares, $.01 par value per share.

(f)	“Company” means Aetna Inc.

(g)	“Disability” means long-term disability as defined under the terms of the Company’s applicable long-term disability plans or policies.

(h)	“Effective Date” means the date of grant of this award of Restricted Stock Units.

(i)	“Fair Market Value” means the closing price of the Common Stock as reported by the Consolidated Tape of the New York Stock Exchange Listed Shares on the date such value is to be determined, or, if no shares were traded on such date, on the next day on which the Common Stock was traded.

(j)	“Fundamental Corporate Event” shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or similar event.

(k)	“Grantee” means the person to whom this award has been granted.

(l)	“Holding Company” means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

(m)	“Net Shares” means the number of shares of Common Stock which will be deposited in a brokerage account in the Grantee’s name at the Company’s designated broker after shares have been withheld to satisfy applicable tax and withholding requirements upon vesting of the Restricted Stock Units.

(n)	“Plan” means the Aetna Inc. 2000 Stock Incentive Plan.

(o)	“Restricted Period” means the period during which this award of Restricted Stock Units is not vested.

(p)	“Restricted Stock Units” means the number of shares of Common Stock represented by the number of units awarded or such other amount as may result by operation of Article III of this Agreement.

(q)	“Retirement” means the termination of employment of a Grantee from active service with the Company, a Subsidiary or Affiliate provided the Grantee’s age and completed years of service total 65 or more points at termination of employment.

(r)	“Shares of Stock” or “Stock” means the Common Stock.

(s)	“Subsidiary” means an entity of which, at the time such subsidiary status is to be determined, at least 50% of the total combined voting power of all classes of stock of such entity is held by the Company and/or one or more other subsidiaries.

(t)	“Successor” means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to the Restricted Stock Units by bequest or inheritance or by reason of the death of the Grantee.

(u)	“Vesting Date” means the date on which this award of Restricted Stock Units shall vest in accordance with the terms of this Agreement.
ARTICLE II
RESTRICTED PERIOD
Subject to the terms of this Agreement, the Restricted Stock Units will vest ___years from the Effective Date of the Award or on such earlier date as provided in Article IV or V. On the Vesting Date, the Grantee shall vest to one share of Common Stock for each vested Restricted Stock Unit net of applicable taxes and withholding. Such Net Shares will be delivered to the Company’s designated broker, in a brokerage account established in the Grantee’s name, as soon as administratively possible after the Vesting Date.
ARTICLE III
CAPITAL CHANGES
In the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust the number and kind of shares subject to the award of Restricted Stock Units. Additionally, the Committee may make provision for cash payment to a Grantee or the Successor of the Grantee. However, the number of Restricted Stock Units shall always be a whole number.
ARTICLE IV
CHANGE IN CONTROL
Upon the occurrence of a Change in Control, the Restricted Stock Units shall become immediately vested.

ARTICLE V
TERMINATION OF EMPLOYMENT
(a)	Except as provided in (e) below, if the Grantee shall, for reason of death or Long-Term Disability, cease to be employed by the Company, its Subsidiaries or Affiliates during the Restricted Period, the Restricted Stock Units shall become immediately vested and Net Shares will be deposited with the Company’s designated broker, in a brokerage account established in Grantee’s name as soon as administratively possible.

(b)	Except as provided in (e) below, if, during the restricted period, Grantee shall cease to be employed by the Company, its Subsidiaries or Affiliates during the Restricted Period, for reason of Retirement or involuntary termination of employment by the Company, a portion of the Restricted Stock Units shall vest in accordance with the following formula: (i) the number of completed months employed after the Effective Date divided by ___; multiplied by (ii) number of Restricted Stock Units. For purposes of this calculation, a month is complete on the day in the following month that corresponds to the Effective Date (e.g., February 10 to March 10). Net shares will be deposited with the Company’s designated broker in a brokerage account established in Grantee’s name as soon as administratively possible.

(c)	Except as provided in (d) and (e) below, if the Grantee shall, for a reason other than death, Long-Term Disability, Retirement or involuntary termination of employment by the Company, cease to be employed by the Company, its Subsidiaries or Affiliates during the Restricted Period, any unvested Restricted Stock Units shall be forfeited at the time of cessation of employment.

(d)	Except as provided in (a) or (b) above, any Restricted Stock Unit not vested as of the date Grantee terminates employment shall be forfeited at the time of cessation of employment. Provided, however, if Grantee’s employment is terminated by the Company other than for cause and Grantee has not previously, or does not subsequently, vest to any portion of the Restricted Stock Unit in accordance with its terms, then upon the forfeiture of the entire Restricted Stock Unit, the Company will pay Grantee an amount equal to the value of a single share of Common Stock, whether or not the forfeited Restricted Stock Unit related to more than a single share of Common Stock, calculated as of the cessation of employment, if requested by Grantee, within ___days of such cessation of employment.

(e)	No Restricted Stock Unit will vest after the Company has terminated the employment of the Grantee for cause, except with approval by the Committee, if its sole discretion, it deems a payment is warranted under the particular circumstances. In addition, the Restricted Stock Units will not vest if Grantee has willfully engaged in gross misconduct which the Company determines is likely to be damaging or detrimental to the Company, any Subsidiary or Affiliate.

(f)	Employment for purposes of determining the vesting rights of the Grantee under this Article V shall mean continuous full-time salaried employment with the Company, a Subsidiary or an Affiliate, except that the period during which the Grantee is on vacation, sick leave, or other pre-approved leave of absence (provided there is no actual termination of employment), or in receipt of nine weeks salary continuation or severance pay shall not interrupt the continuous employment of the Grantee.

ARTICLE VI
EMPLOYEE COVENANTS
(a)	As consideration for this grant of Restricted Stock Units, without prior written consent of the Company:
(i)	Grantee will not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to Grantee’s Employment, any trade secrets, confidential information and proprietary materials, which may include, but are not limited to, the following categories of information and materials: customer lists and identities; provider lists and identities; employee lists and identities; product development and related information; marketing plans and related information; sales plans and related information; premium or other pricing information; operating policies and manuals; research; payment rates; methodologies; procedures; contractual forms; business plans; financial records; computer programs; database; or other financial, commercial, business or technical information related to the Company or any Subsidiary or Affiliate unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while Grantee is employed by the Company, any Subsidiary or Affiliate if such disclosure occurred in connection with the performance of Grantee’s job as an employee of the Company, any Subsidiary or Affiliate;

(ii)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly induce or attempt to induce any employee to be employed by or to perform services elsewhere;

(iii)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly, induce or attempt to induce any agent or agency, broker, supplier or health care provider of the Company or any Subsidiary to cease or curtail providing services to the Company or any Subsidiary; and

(iv)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, any Subsidiary or Affiliate, or which the Company, any Subsidiary or Affiliate is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of Employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company, any Subsidiary or Affiliate and shall apply only with respect to a customer or prospective customer with whom the Grantee has been directly or indirectly involved.

In addition:
(v)	Following the termination of Grantee’s Employment, Grantee shall provide assistance to and shall cooperate with the Company or a Subsidiary or Affiliate, upon its reasonable request and without additional compensation, with respect to matters within the scope of Grantee’s duties and responsibilities during Employment, provided that any reasonable out-of-pocket expenses Grantee incurs in connection with any assistance Grantee has been requested to provide under this provision for items including, but not limited to, transportation, meals, lodging and telephone, shall be reimbursed by the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate, or cause a Subsidiary or Affiliate to coordinate, any such request with Grantee’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities; and

(vi)	Grantee shall promptly notify the Company’s General Counsel if Grantee is contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs you that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company.

(vii)	Grantee acknowledges that all original works of authorship that are created by Grantee (solely or jointly with others) within the scope of Grantee’s employment which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Grantee further acknowledges that while employed by the Company, Grantee may develop ideas, inventions, discoveries, innovations, procedures, methods, know-how or other works which relate to the Company’s current or are reasonably expected to relate to the Company’s future business that may be patentable or subject to trade secret protection. Grantee agrees that all such works of authorship, ideas, inventions, discoveries, innovations, procedures, methods, know-how and other works shall belong exclusively to the Company and the Grantee hereby assigns all right, title, and interest therein to the Company.

To the extent any of the foregoing works may be patentable, Grantee agrees that the Company may file and prosecute any application for patents for such works and that the Grantee will, on request, execute assignments to the Company relating to (and take all such further steps as may be reasonably necessary to perfect the Company’s sole and exclusive ownership of) any such application and any patents resulting therefrom.
(b)	If any provision of Article VI (a) is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and Grantee agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.
(c)	Grantee acknowledges that a material part of the inducement for the Company to grant the Restricted Stock is Grantee’s covenants set forth in Article VI (a) and that the covenants and obligations of Grantee with respect to nondisclosure, non-solicitation and cooperation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Grantee agrees that, if Grantee shall breach any of those covenants or obligations, Grantee shall not be entitled to vest in the Restricted Stock or be entitled to retain any income therefrom and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Grantee from committing any violation of the covenants and obligations contained in Article VI. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator shall reasonably determine.

(d)	Employment Dispute Arbitration Program — Mandatory Binding Arbitration of Employment Disputes.
(i)	Except as otherwise specified in this Agreement, the Grantee and the Company agree that all employment-related legal disputes between them will be submitted to and resolved by binding arbitration, and neither the Grantee nor the Company will file or participate as an individual party or member of a class in a lawsuit in any court against the other with respect to such matters. This shall apply to claims brought on or after the date the Grantee accepts this Agreement, even if the facts and circumstances relating to the claim occurred prior to that date and regardless of whether the Grantee or the Company previously filed a complaint/charge with a government agency concerning the claim.

For purposes of Article VI (d) of this Agreement, “the Company” includes Aetna Inc., its subsidiaries and related companies, their predecessors, successors and assigns, and those acting as representatives or agents of those entities. THE GRANTEE UNDERSTANDS THAT, WITH RESPECT TO CLAIMS SUBJECT TO THE ARBITRATION REQUIREMENT,
ARBITRATION REPLACES THE RIGHT OF THE GRANTEE AND THE COMPANY TO SUE OR PARTICIPATE IN A LAWSUIT. THE GRANTEE ALSO UNDERSTANDS THAT IN ARBITRATION, A DISPUTE IS RESOLVED BY AN ARBITRATOR INSTEAD OF A JUDGE OR JURY, AND THE DECISION OF THE ARBITRATOR IS FINAL AND BINDING.

(ii)	THE GRANTEE UNDERSTANDS THAT THE ARBITRATION PROVISIONS OF THIS AGREEMENT AFFECT THE LEGAL RIGHTS OF THE GRANTEE AND THE COMPANY AND ACKNOWLEDGES THAT THE GRANTEE HAS BEEN ADVISED TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, OBTAIN LEGAL ADVICE BEFORE SIGNING THIS AGREEMENT.

(iii)	Article VI (d) of this Agreement does not apply to workers’ compensation claims, unemployment compensation claims, and claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) for employee benefits. A dispute as to whether Article VI (d) of this Agreement applies must be submitted to the binding arbitration process set forth in this Agreement.

(iv)	The Grantee and/or the Company may seek emergency or temporary injunctive relief from a court (including with respect to claims arising out of Article VI (a) in accordance with applicable law). However, except as provided in Article VI (c) of this Agreement, after the court has issued a ruling concerning the emergency or temporary injunctive relief, the Grantee and the Company shall be required to submit the dispute to binding arbitration pursuant to this Agreement.

(v)	Unless otherwise agreed, the arbitration will be administered by the American Arbitration Association (the “AAA”) and will be conducted pursuant to the AAA’s National Rules for Resolution of Employment Disputes (the “Rules”), as modified in this Agreement, in effect at the time the request for arbitration is filed. The AAA’s Rules are available on the AAA’s website at www.adr.org. THE GRANTEE ACKNOWLEDGES THAT THE COMPANY HAS ENCOURAGED THE GRANTEE TO READ THESE RULES PROMPTLY AND CAREFULLY AND THAT THE GRANTEE HAS BEEN AFFORDED SUFFICIENT OPPORTUNITY TO DO SO.

(vi)	If the Company initiates a request for arbitration, the Company will pay all of the administrative fees and costs charged by the AAA, including the arbitrator’s compensation and charges for hearing room rentals, etc. If the Grantee initiates a request for arbitration or submits a counterclaim to the Company’s request for arbitration, the Grantee shall be required to contribute One Hundred Dollars ($100.00) to those administrative fees and costs, payable to the AAA at the time the Grantee’s request for arbitration or counterclaim is submitted. The Company may increase the contribution amount in the future without amending this Agreement, but not to exceed the maximum permitted under the AAA rules then in effect. In all cases, the Grantee and the Company shall be responsible for payment of any fees assessed by the arbitrator as a result of that party’s delay, request for postponement, failure to comply with the arbitrator’s rulings and for other similar reasons.

(vii)	The Grantee and the Company may choose to be represented by legal counsel in the arbitration process and shall be responsible for their own legal fees, expenses and costs. However, the arbitrator shall have the same authority as a court to order the Grantee or the Company to pay some or all of the other’s legal fees, expenses and costs, in accordance with applicable law.

(viii)	Unless otherwise agreed, there shall be a single arbitrator, selected by the Grantee and the Company from a list of qualified neutrals furnished by the AAA. If the Grantee and the Company cannot agree on an arbitrator, one will be selected by the AAA.

(ix)	Unless otherwise agreed, the arbitration hearing will take place in the city where the Grantee works or last worked for the Company. If the Grantee and the Company disagree as to the proper locale, the AAA will decide.

(x)	The Grantee and the Company shall be entitled to conduct limited pre-hearing discovery. Each may take the deposition of one person and anyone designated by the other as an expert witness. The party taking the deposition shall be responsible for all associated costs, such as the cost of a court reporter and the cost of an original transcript. Each party also has the right to submit one set of ten written questions (including subparts) to the other party, which must be answered under oath, and to request and obtain all documents on which the other party relies in support of its answers to the written questions. Additional discovery may be permitted by the arbitrator upon a showing that it is necessary for that party to have a fair opportunity to present a claim or defense.

(xi)	The arbitrator shall apply the same substantive law that would apply if the matter were heard by a court and shall have the authority to order the same remedies (but no others) as would be available in a court proceeding. The time limits for requesting arbitration or submitting a counterclaim and the administrative prerequisites for filing an arbitration claim or counterclaim are the same as they would be in a court proceeding. The arbitrator shall have the authority to consider and decide dispositive motions (motions seeking a decision on some or all of the claims or counterclaims without an arbitration hearing).

(xii)	All proceedings, including the arbitration hearing and decision, are private and confidential, unless otherwise required by law. Arbitration decisions may not be published or publicized without the consent of both the Grantee and the Company.

(xiii)	Unless otherwise agreed, the arbitrator’s decision will be in writing with a brief summary of the arbitrator’s opinion.

(xiv)	The arbitrator’s decision is final and binding on the Grantee and the Company. After the arbitrator’s decision is issued, the Grantee or the Company may obtain an order of judgment from a court and may obtain a court order enforcing the decision. The arbitrator’s decision may be appealed to the courts only under the limited circumstances provided by law.

(xv)	If the Grantee previously signed an agreement, including but not limited to an employment agreement, containing arbitration provisions, those provisions are superseded by the arbitration provisions of this Agreement.

(xvi)	If any provision of Article VI (d) is found to be void or otherwise unenforceable, in whole or in part, this shall not affect the validity of the remainder of Article VI (d) and the remainder of the Agreement. All other provisions shall remain in full force and effect.
     For purposes of this Article VI, the term “Employment” shall refer to active employment with the Company, any Subsidiary or Affiliate, and shall not include severance periods.
ARTICLE VII
OTHER TERMS
(a)	Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s employment at any time. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Grantee for any period.

(b)	Until the Restricted Stock Units have become vested, Grantee shall not have any rights as a stockholder (including the right to payment of dividends) by virtue of this grant of Restricted Stock Units.

(c)	During the Restricted Period, the Restricted Stock Units shall be nontransferable and non-assignable except by will or the laws of descent and distribution.

(d)	The award, when vested, will be settled on a net basis. Prior to issuing any Common Shares, the Company will withhold an amount sufficient to satisfy federal, state, local, social security and medicare withholding tax requirements relating to award. Any social security calculation or other adjustments discovered after net share payment will be settled in cash in the Grantee’s pay stub, not in Shares of Common Stock. Vesting will result in taxable compensation reportable on the Grantee’s W-2 in year of vesting.

(e)	This Restricted Stock Unit is an unfunded obligation of the Company and nothing in this Agreement shall be construed to create any claim against particular assets or require the Company to segregate or otherwise set aside any assets or create any fund to meet its obligations hereunder.

(f)	Anything herein to the contrary notwithstanding, a Grantees whose Restricted Stock Units have been forfeited as a result of termination of employment due to U.S. Military Service and who is later re-employed (in a full-time active status) after discharge within the time period set in 38 U.S.C Section 4312 will be eligible to have the forfeited Restricted Stock Units reinstated pursuant to procedures established by the Company for this purpose.

(g)	If any provision of this Agreement would cause Grantee to incur any additional tax or interest under Section 409A of the Internal Revenue Code, the Company may reform such provision to comply with Section 409A of the Internal Revenue Code.

(h)	If the Company reasonably anticipates that the Company’s tax deduction with respect to the payment upon vesting of the Restricted Stock Units would be limited or eliminated by application of Section 162(m) of the Internal Revenue Code, the payment of such Restricted Stock Units shall be delayed to the earliest date in which the Company anticipates that its tax deduction for such payment will not be limited or eliminated.

(i)	This Agreement is subject to the 2000 Stock Incentive Plan heretofore adopted by the Company and approved by its shareholders. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(j)	Voluntary Deferral. At such times and upon such terms and conditions as the Company shall determine, the Company may permit eligible Grantees to elect to defer the distribution of an Award otherwise payable to the Grantee under this Agreement until termination of the Grantee’s Employment or such other date Company shall permit.